FOR IMMEDIATE RELEASE	CONTACT:	Christine Parker
Communications Specialist
(248) 631-5438
christineparker@trimascorp.com

TRIMAS CORPORATION ANNOUNCES LYNN BROOKS TO RETIRE AS PRESIDENT OF PACKAGING BUSINESSES; DAVID PRITCHETT TO BE PRESIDENT

BLOOMFIELD HILLS, Michigan, August 18, 2014 – TriMas Corporation (NASDAQ: TRS) – a diversified global manufacturer of engineered and applied products – announced today the transition of leadership within its Packaging business segment. Lynn Brooks, president of Rieke Packaging Systems, announced he will retire as president. David Pritchett, currently executive vice president at Rieke, will succeed Brooks as president of Rieke Packaging Systems, effective August 15, 2014. Brooks will remain with the company in an advisory role. Pritchett will report directly to TriMas President and Chief Executive Officer David Wathen.

The Packaging segment designs, manufactures, and distributes highly engineered closure and dispensing products for a broad range of end markets, and is comprised of Rieke Packaging Systems®, Arminak & Associates®, Innovative Molding, Englass®, Lion Holdings and Hz Stolz.

“We thank Lynn for his guidance, expertise and leadership over the Packaging segment during the last 18 years. We are fortunate he is staying with the corporation in an advisory role,” said Wathen. “We are pleased David has accepted the appointment as president. His proven career experience and leadership with Rieke will enable him to lead one of our top growth platforms into the future.”

Brooks was appointed to his current role in 1996, and is also an executive officer of TriMas Corporation. Since joining Rieke in 1978, Brooks has served in a number of executive positions including corporate controller, vice president and general manager. Before joining Rieke, he was a Certified Public Accountant with Ernst & Young in Toledo, Ohio and Fort Wayne, Indiana.

Pritchett joined Rieke in 1996 as business development director, and has held various positions of increasing responsibility, including vice president of the dispensing group, vice president of corporate development and vice president of product/business development. Prior to joining Rieke, he spent seven years at TI Group and two years at Rolls Royce Aerospace.

Pritchett is a mechanical and aeronautical engineer, and holds bachelors of Mechanical, Management and Aeronautical degrees, and a Master of Business Administration degree from the University of Derby in the United Kingdom.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 6,000 employees at more than 60 facilities in 19 countries. For more information, visit www.trimascorp.com.

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